HomeTrust Bancshares, Inc. Announces Financial Results For The Third Quarter of Fiscal 2020 and Quarterly Dividend

ASHEVILLE, N.C., April 29, 2020 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the third quarter of fiscal 2020, approval of its quarterly cash dividend, and its response to the COVID-19 pandemic.
For the quarter ended March 31, 2020 compared to the corresponding quarter in the previous year:
•net income was $1.2 million, compared to $3.3 million;
•diluted earnings per share ("EPS") was $0.07, compared to $0.18;
•return on assets ("ROA") was 0.14%, compared to 0.39%;
•return on equity ("ROE") was 1.15%, compared to 3.24%;
•provision for loan losses was $5.4 million, compared to $5.5 million;
•noninterest income increased $1.0 million, or 18.1% to $6.4 million from $5.4 million;
•organic net loan growth, which excludes one-to-four family loans transferred to held for sale and purchases of home equity lines of credit, was $33.6 million, or 5.5% annualized compared to $38.5 million, or 6.2% annualized;
•635,800 shares were repurchased during the quarter at an average price of $20.45 per share completing the most recent buyback program; and
•quarterly cash dividends continued at $0.07 per share totaling $1.2 million.
For the nine months ended March 31, 2020 compared to the corresponding period in the previous year:
•net income was $19.2 million, compared to $19.1 million;
•EPS was $1.08, compared to $1.02;
•ROA was 0.72%, compared to 0.76%;
•ROE was 6.19%, compared to 6.21%;
•provision for loan losses was $5.8 million, compared to $5.5 million;
•noninterest income increased $7.0 million, or 43.6% to $23.1 million from $16.1 million;
•total deposits increased $246.4 million, or 10.7% to $2.6 billion from $2.3 billion; and
•1,032,221 shares of common stock were repurchased during the period at an average price of $22.50 per share.
Earnings during the three and nine months ended March 31, 2020 were negatively impacted by a significant increase in the provision for loan losses based on the Company's initial assessment of COVID-19 on various macroeconomic factors. In addition, earnings for the nine months ended March 31, 2020 included a $958,000 after-tax gain from the sale of $154.9 million in one-to-four family loans in December 2019.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.07 per common share payable on June 4, 2020 to shareholders of record as of the close of business on May 21, 2020.

"We could not be more proud of our team members for their courage, dedication and focus on taking care of our customers' needs during these unprecedented times. Their health and safety as well as the health and safety of our customers and communities is our primary concern," said Dana Stonestreet, Chairman, President, and Chief Executive Officer. "We understand that everyone is facing their own set of challenges relating to COVID-19 and we remain committed to helping our customers navigate through whatever financial challenges they may face. At the onset of the pandemic, we announced multiple relief programs for both individual and business customers, including payment deferrals, waiving late fees, suspension of foreclosures and repossessions, providing access to government sponsored lending programs as well as various other tailored solutions. Our retail banking team has proactively reached out to many of our customers by phone while continuing to service them through our branch office drive-thrus, in our lobbies by appointment, and online. All of these activities have taken place just a few short weeks after our very successful core systems technology conversion in late February."
Response to COVID-19

Loan Programs. In response to the current global situation surrounding the COVID-19 pandemic, the Company is offering a variety of relief options designed to support our customers and communities, including participating in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). As of April 24, 2020, we had received PPP applications totaling $89.0 million with confirmed allocation from the SBA for 243 applications totaling $76.9 million. Net origination fees on these loans are approximately $1.9 million which will be deferred and amortized into interest income as the loans are repaid or forgiven. Due to demand exceeding our capacity, on April 9, 2020 we partnered with a third party to process and fund additional PPP applications for our customers and communities. With the recent approval by Congress of additional funds for this program, applications will continue to be processed through our third party relationship. We are also working with our clients to assist them with accessing other borrowing options, including the Main Street Lending Program and other government sponsored lending programs, as appropriate.

Loan Modifications. The Company is closely monitoring the effects of COVID-19 on our loan portfolio and will continue to monitor all the associated risks to minimize any potential losses. HomeTrust Bank is offering payment and financial relief programs for borrowers impacted by COVID-19. These programs include loan payment deferrals for up to 90 days, waived late fees, and suspension of foreclosure proceedings and repossessions. We have received numerous requests from borrowers for some type of payment relief. As of April 24, 2020, we have processed and approved payment deferrals on loans totaling $510.4 million, or 19.2% of total loans. The breakout by loan type is as follows:

Payment Deferrals by Loan Types
(dollars in thousands)
	Outstanding Loan Balance	Percent of Total Loan Portfolio
Commercial real estate, construction and development, and commercial and industrial	$412,525	15.5%
Equipment finance	38,975	1.5%
One-to-four family	47,062	1.8%
Other consumer loans	11,876	0.4%
Total	$510,438	19.2%

We believe the steps we are taking are necessary to effectively manage our portfolio and assist our customers through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

Allowance for Loan Losses. The Company recorded a provision for loan losses of $5.4 million for the third quarter of 2020, compared to a $400,000 provision in the preceding quarter and $5.5 million in the third quarter a year ago, which was related to one commercial customer relationship. The provision for the current quarter reflects expected credit losses based upon the conditions that existed as of March 31, 2020 including consideration for the recent downturn in certain leading economic indicators, such as the weaker stock market, lower manufacturing activity and retail sales, consumer confidence, and increases in unemployment. Specifically, the Company’s management has evaluated its loan portfolio and identified the following loan categories as potentially the most impacted by the COVID-19 pandemic:

Loan Segments (as of March 31, 2020)
(dollars in thousands)	Loan Risk Grade
	Pass(1)	Criticized(2)	Outstanding Loan Balance	Percent of Total Loan Portfolio
Lodging	$108,864	$2,069	$110,933	4.2%
Restaurants	47,780	71	47,851	1.8%
Shopping centers	76,723	1,441	78,164	2.9%
Other retail businesses	130,341	295	130,635	4.9%
Equipment finance	197,651	1,311	198,862	7.5%
Total	$561,359	$5,187	$566,445	21.3%
Percent of total	99.1%	0.9%	100.0%	—

(1) A pass rated loan is not adversely classified because it does not display any of the characteristics for adverse classification.
(2) Includes loans that are graded special mention or substandard. These loans have weaknesses (or potential weaknesses) that may result in deterioration of the repayment prospects or collateral position at some future date.
The Company does not have any exposure to oil/gas or credit cards at March 31, 2020.
Branch Operations and Support Personnel. We have taken various steps to ensure the safety of our customers and our team members by limiting branch activities to appointment only and use of our drive-up facilities, and by encouraging the use of our digital and electronic banking channels, all the while adjusting for evolving State and Federal guidelines. Many of our employees are working remotely or have flexible work schedules, and we have established protective measures within our offices to help ensure the safety of those employees who must work on-site.
Capital. At March 31, 2020, the Company’s tangible equity to total tangible assets ratio was 10.76% and HomeTrust Bank’s capital was well in excess of all regulatory requirements. Our strong capital level positions us well in the face of the challenges of the COVID-19 pandemic. As part of the Company’s risk management process, we have maintained strong capital ratios in the latter part of the longest economic recovery in U.S. history.

Income Statement Review
Net interest income decreased to $25.3 million for the quarter ended March 31, 2020, compared to $26.6 million for the comparative quarter in fiscal 2019. The $1.3 million, or 4.7% decrease was due to a $1.7 million decrease in interest and dividend income primarily driven by lower rates on loans and commercial paper as a result of lower federal funds and other market interest rates, which was partially offset by a $417,000 decrease in interest expense. Average interest-earning assets increased $65.7 million, or 2.1% to $3.2 billion for the quarter ended March 31, 2020. The average balance of total loans receivable increased by $19.6 million, or 0.7% compared to the same quarter last year due to organic loan growth offset by the previously disclosed one-to-four family loans sold in December 2019. The average balance of commercial paper and deposits in other banks increased $40.8 million, or 12.1% between the periods driven by increases in commercial paper investments. Our investments in commercial paper have short-term maturities and limited exposure of $15.0 million or less per each highly-rated company. The average balance in securities available for sale increased $14.2 million, or 10.2%, which was primarily driven by the purchase of shorter-term corporate bonds. These increases were partially funded by a cumulative $52.9 million, or 1.8% increase in average interest-bearing liabilities and noninterest bearing deposits and the $8.9 million, or 19.0% decrease in other interest earning assets as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended March 31, 2020 decreased to 3.16% from 3.39% for the same period a year ago.
Total interest and dividend income decreased $1.7 million, or 4.8% for the three months ended March 31, 2020 as compared to the same period last year, which was primarily driven by a $1.0 million, or 3.2% decrease in loan interest income, a $489,000, or 21.4% decrease in interest income from commercial paper and deposits in other banks, and a $261,000, or 32.2% decrease in other investment income which was partially offset by a $62,000, or 7.3% increase in interest income from securities available for sale. The lower interest income from loans and commercial paper and deposits in other banks was primarily driven by the decrease in yields. Average loan yields decreased 18 basis points to 4.51% for the quarter ended March 31, 2020 from 4.69% in the corresponding quarter last year. For the quarters ended March 31, 2020 and 2019, average loan yields included six and seven basis points, respectively, from the accretion of purchase discounts on acquired loans. The incremental accretion and the impact to the yield on loans may change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the purchase discount for acquired loans decreases. The total purchase discount for acquired loans was $5.5 million at March 31, 2020, compared to $6.7 million at June 30, 2019, and $7.1 million at March 31, 2019.
Total interest expense decreased $417,000, or 5.1% for the quarter ended March 31, 2020 compared to the same period last year. The decrease was driven by a $2.0 million, or 53.0% decrease in interest expense on borrowings partially offset by a $1.6 million, or 35.6% increase in interest expense on deposits. The additional deposit interest expense was a result of our continued focus on increasing deposits as the average balance of interest-bearing deposits increased $205.3 million, or 10.4% along with a 20 basis point increase in the average cost of interest-bearing deposits for the quarter ended March 31, 2020 compared to the same quarter last year. Average borrowings for the quarter ended March 31, 2020 decreased $196.8 million, or 29.4% along with a 75 basis point decrease in the average cost of borrowings compared to the same period last year. The decrease in the average cost of borrowing was driven by the lower federal funds rate during the current quarter compared to the prior year. The overall average cost of funds decreased seven basis points to 1.16% for the current quarter compared to 1.23% in the same quarter last year due primarily to the impact of the lower amount of borrowings and rates.
Net interest income decreased slightly to $79.4 million for the nine months ended March 31, 2020, compared to $79.9 million for the comparative period in fiscal 2019. The $526,000, or 0.7% decrease was due to a $3.8 million increase in interest and dividend income primarily driven by an increase in average interest-earning assets, which was offset by a $4.3 million increase in interest expense. Average interest-earning assets increased $166.8 million, or 5.3% to $3.3 billion for the nine months ended March 31, 2020 compared to $3.1 billion for the corresponding period in fiscal 2019. For the nine months ended March 31, 2020, the average balance of total loans receivable increased $125.8 million, or 4.8% compared to the same period last year primarily due to organic loan growth. The average balance of commercial paper and deposits in other banks increased $38.6 million, or 11.9% between the periods driven by increases in commercial paper investments. These increases were primarily funded by the $151.5 million, or 5.9% increase in average interest-bearing liabilities, as compared to the same nine month period last year. Net interest margin (on a fully taxable-equivalent basis) for the nine months ended March 31, 2020 decreased to 3.25% from 3.45% for the same period a year ago.
Total interest and dividend income increased $3.8 million, or 3.7% for the nine months ended March 31, 2020 as compared to the same period last year, which was primarily driven by a $4.1 million, or 4.6% increase in loan interest income, and a $319,000, or 12.4% increase in interest income from securities available for sale, which was partially offset by a $147,000, or 2.4% decrease in interest income from commercial paper and interest-bearing deposits and a $510,000, or 19.1% decrease in other investment income. The additional loan interest income was driven by the increase in the average balance of loans receivable compared to the prior year. Average loan yields decreased slightly by two basis points to 4.63% for the nine months ended March 31, 2020 from 4.65% in the corresponding period last year. For the nine months ended March 31, 2020 and 2019, average loan yields included six and eight basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $4.3 million, or 20.1% for the nine months ended March 31, 2020 compared to the same period last year. The increase was driven by a $7.4 million, or 68.6% increase in deposit interest expense partially offset by a $3.1 million, or 28.7% decrease in interest expense on borrowings. The additional deposit interest expense was a result of a $226.9 million, or 11.8% increase in the average balance of interest-bearing deposits along with a 37 basis point increase in the average cost of those deposits for the nine months ended March 31, 2020 as compared to the same period last year. Average borrowings for the nine months ended March 31, 2020 decreased $75.3 million, or 11.4% along with a 42 basis point decrease in the average cost of borrowings compared to the same period last year. The overall cost of funds increased 14 basis points to 1.25% for the nine months ended March 31, 2020 compared to 1.11% in the corresponding period last year.
Noninterest income increased $1.0 million, or 18.1% to $6.4 million for the three months ended March 31, 2020 from $5.4 million for the same period in the previous year primarily due a $160,000, 119.4% increase in loan income and fees and a $749,000, or 74.4% increase in other noninterest income. The $160,000 increase for the quarter in loan income and fees is primarily a result of our adjustable rate conversion program and prepayment fees on equipment finance loans. The $749,000 increase in other noninterest income primarily related to operating lease income from the new equipment finance line of business. There were $32.2 million of residential mortgage loans originated for sale which were sold with gains of $852,000 compared to $24.7 million sold and gains of $628,000 in the corresponding quarter in the prior year. During the quarter ended March 31, 2020, $6.8 million of the guaranteed portion of SBA commercial loans were sold with gains of $469,000 compared to $11.5 million sold and gains of $843,000 in the corresponding quarter in the prior year. In addition, $18.0 million of home equity loans were sold during the quarter for a gain of $183,000.
Noninterest income increased $7.0 million, or 43.6% to $23.1 million for the nine months ended March 31, 2020 from $16.1 million for the same period in the previous year primarily due to a $3.5 million, or 85.4% increase in the gain on sale of loans held for sale, a $1.3 million, or 170.4% increase in loan income and fees, and a $2.0 million, or 81.1% increase in other noninterest income. The increase in the gain on sale of loans held for sale was a result of the previously discussed one-to-four family loans sold during the period which resulted in a non-recurring $1.3 million gain. In addition to this non-recurring gain, $135.4 million of residential mortgage loans sold with gains of $3.6 million for the nine months ended March 31, 2020, compared to $81.3 million sold and gains of $2.0 million in the corresponding period in the prior year. During the nine months ended March 31, 2020, $36.0 million of SBA commercial loans were sold with recorded gains of $2.5 million compared to $28.7 million sold and gains of $2.0 million in the corresponding period in the prior year. The increase in loan income and fees is primarily a result of our adjustable rate conversion program and prepayment fees on equipment finance loans. The $2.0 million increase in other noninterest income primarily related to operating lease income from the equipment finance line of business.
Noninterest expense for the three months ended March 31, 2020 increased $1.9 million, or 8.4% to $24.9 million compared to $23.0 million for the three months ended March 31, 2019. The increase was primarily due to a $1.0 million, or 7.4% increase in salaries and employee benefits as a result of new positions and annual salary increases; a $1.0 million, or 34.6% increase in other expenses, mainly driven by depreciation from our equipment finance line of business and expenses related to our recent core system conversion; a $164,000, or 23.5% increase in telephone, postage, and supplies as a result of our core conversion; and a $142,000, or 44.4% increase in deposit insurance premiums as a result of our growth and changing loan portfolio mix. Partially offsetting these increases was a cumulative decrease of $365,000, or 39.1% in real estate owned ("REO") related expenses and core deposit intangible amortization for the three months ended March 31, 2020 compared to the same period last year.
Noninterest expense for the nine months ended March 31, 2020 increased $5.8 million, or 8.6% to $72.5 million compared to $66.7 million for the nine months ended March 31, 2019. The increase was primarily due to a $3.5 million, or 9.1% increase in salaries and employee benefits; a $2.4 million, or 30.3% increase in other expenses, mainly driven by depreciation from our equipment finance line of business and expenses related to our core conversion; a $497,000, or 40.8% increase in marketing and advertising expense; a $308,000, or 5.4% increase in computer services; and a $252,000, or 11.4% increase in telephone, postage, and supplies. Partially offsetting these increases was a decrease of $485,000, or 50.6% in deposit insurance premiums related to credit from the Federal Deposit Insurance Corporation in the first and second quarter; a $462,000, or 29.2% decrease in core deposit intangible amortization; and a $214,000, or 20.4% decrease in REO related expenses for the nine months ended March 31, 2020 compared to the same period last year.
For the three months ended March 31, 2020, the Company's income tax expense increased $3,000, or 1.6% to $188,000 from $185,000. The effective tax rate for the three months ended March 31, 2020 and 2019 was 13.6% and 5.3%, respectively. These lower rates were due to the effects of $1.0 million in each quarter of tax-free income from municipal leases in the Company's loan portfolio.
For the nine months ended March 31, 2020, the Company's income tax expense increased $376,000, or 8.0% to $5.1 million from $4.7 million for the corresponding period in the previous year as a result of higher taxable income. The effective tax rate for the nine months ended March 31, 2020 and 2019 was 20.9% and 19.7%, respectively.
Balance Sheet Review
Total assets and liabilities remained relatively level at $3.5 billion and $3.1 billion, respectively, at March 31, 2020 compared to June 30, 2019. The funds received from the $154.9 million in one-to-four family loans sold and deposit growth of $227.5 million, or 9.8% were used to pay down $145.0 million, or 21.3% of borrowings, fund the $114.4 million, or 22.7% net increase in cash and cash equivalents, commercial paper, certificates of deposit in other banks, securities available for sale, and loans held for sale for the first nine months of fiscal 2020. Approximately $85.6 million one-to-four family loans being marketed for sale at December 31, 2019 were moved from loans held for sale and back into the loan portfolio during the current quarter as market conditions changed management's intent to sell these loans. The increase in loans held for sale relates to home equity loans originated for sale during the period. Deferred income taxes decreased $4.8 million, or 18.0% to $21.8 million at March 31, 2020 from $26.5 million at June 30, 2019 due to the use of net operating loss carryforwards.
As of July 1, 2019, the Company adopted the new lease accounting standard, which drove several changes on the balance sheet. Land totaling $2.1 million related to the Company's one finance lease (f/k/a capital lease) was reclassed from premises and equipment, net to other assets as a right of use ("ROU") asset and the corresponding liability was reclassed from a separate line on the balance sheet to other liabilities as a lease liability. As of March 31, 2020, the Company has $4.6 million in ROU assets and corresponding lease liabilities, which are maintained in other assets and other liabilities, respectively.
Stockholders' equity at March 31, 2020 decreased $3.5 million, or 0.8% to $405.4 million compared to $408.9 million at June 30, 2019. Changes within stockholders' equity included $19.2 million in net income and $2.3 million in stock-based compensation, offset by 1,032,221 shares of common stock repurchased at an average cost of $22.50, or approximately $23.2 million in total, and $3.4 million related to cash dividends declared. As of March 31, 2020, HomeTrust Bank and the Company

were considered "well capitalized" in accordance with their regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The allowance for loan losses was $26.9 million, or 1.01% of total loans, at March 31, 2020 compared to $21.4 million, or 0.79% of total loans, at June 30, 2019. The allowance for loan losses to total gross loans excluding acquired loans was 1.07% at March 31, 2020, compared to 0.85% at June 30, 2019. The overall increase was primarily driven by additional allowance stemming from the initial assessment of COVID-19 on the loan portfolio.
There was a $5.8 million provision for loan losses for the nine months ended March 31, 2020, compared to $5.5 million for the corresponding period in fiscal year 2019. The current year provision included significant adjustments relating to COVID-19 as a result of changes in qualitative factors based on our perceived increase in at risk loan sub-categories, which include: lodging, restaurants, shopping centers, other retail, and equipment finance. The provision in the corresponding period in the prior year related to one commercial loan relationship. Net loan charge offs totaled $379,000 for the nine months ended March 31, 2020, compared to $2.1 million for the same period in fiscal year 2019. Net charge offs as a percentage of average loans were 0.02% and 0.11% for the nine months ended March 31, 2020 and 2019, respectively.
Nonperforming assets increased by $3.4 million, or 20.6% to $16.7 million, or 0.47% of total assets, at March 31, 2020 compared to $13.3 million, or 0.38% of total assets at June 30, 2019. Nonperforming assets included $15.6 million in nonaccruing loans and $1.1 million in REO at March 31, 2020, compared to $10.4 million and $2.9 million, in nonaccruing loans and REO, respectively, at June 30, 2019. The increase in nonaccruing loans primarily relates to one commercial real estate loan relationship that was moved to nonaccrual during the second quarter. Included in nonperforming loans are $7.2 million of loans restructured from their original terms of which $5.8 million were current at March 31, 2020, with respect to their modified payment terms. Purchased impaired loans aggregating $1.0 million obtained through prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans was 0.59% at March 31, 2020 and 0.38% at June 30, 2019.
The ratio of classified assets to total assets decreased to 0.86% at March 31, 2020 from 0.89% at June 30, 2019. Classified assets decreased to $30.7 million at March 31, 2020 compared to $30.9 million at June 30, 2019. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a loan portfolio with a moderate risk profile, however we will remain diligent in our review of the portfolio and overall economy as we continue to maneuver through the uncertainty surrounding COVID-19.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of March 31, 2020, the Company had assets of $3.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 40 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.
Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019(1)	March 31, 2019
Assets
Cash	$41,206	$47,213	$52,082	$40,909	$40,633
Interest-bearing deposits	40,855	41,705	65,011	30,134	37,678
Cash and cash equivalents	82,061	88,918	117,093	71,043	78,311
Commercial paper	281,955	253,794	254,302	241,446	246,903
Certificates of deposit in other banks	57,544	47,628	50,117	52,005	56,209
Securities available for sale, at fair value	158,621	146,022	165,714	121,786	139,112
Other investments, at cost	41,201	36,898	45,900	45,378	51,122
Loans held for sale	38,682	118,055	289,319	18,175	14,745
Total loans, net of deferred loan fees	2,663,524	2,554,541	2,508,730	2,705,190	2,660,647
Allowance for loan losses	(26,850)	(22,031)	(21,314)	(21,429)	(24,416)
Net loans	2,636,674	2,532,510	2,487,416	2,683,761	2,636,231
Premises and equipment, net	58,738	58,020	58,509	61,051	60,559
Accrued interest receivable	9,501	9,714	10,434	10,533	10,885
Real estate owned ("REO")	1,075	1,451	2,582	2,929	3,003
Deferred income taxes	21,750	22,066	24,257	26,523	28,832
Bank owned life insurance ("BOLI")	91,612	91,048	90,499	90,254	89,663
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	1,381	1,715	2,088	2,499	2,948
Other assets	41,600	36,755	31,441	23,157	13,576
Total Assets	$3,548,033	$3,470,232	$3,655,309	$3,476,178	$3,457,737
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,554,787	$2,557,769	$2,494,194	$2,327,257	$2,308,395
Borrowings	535,000	435,000	685,000	680,000	680,000
Other liabilities	52,806	60,468	63,047	60,025	62,112
Total liabilities	3,142,593	3,053,237	3,242,241	3,067,282	3,050,507
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	171	177	178	180	183
Additional paid in capital	170,368	182,366	186,359	190,315	196,824
Retained earnings	240,325	240,312	232,315	224,545	217,490
Unearned Employee Stock Ownership Plan ("ESOP") shares	(6,480)	(6,612)	(6,744)	(6,877)	(7,009)
Accumulated other comprehensive income (loss)	1,056	752	960	733	(258)
Total stockholders' equity	405,440	416,995	413,068	408,896	407,230
Total Liabilities and Stockholders' Equity	$3,548,033	$3,470,232	$3,655,309	$3,476,178	$3,457,737
_________________________________
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,101,954 at March 31, 2020; 17,664,384 at December 31, 2019; 17,818,145 at September 30, 2019; 17,984,105 at June 30, 2019; and 18,265,535 at March 31, 2019.

Consolidated Statement of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
(Dollars in thousands)	2020	2019	2019	2020	2019
Interest and Dividend Income
Loans	$29,781	$32,119	$30,770	$94,166	$90,042
Commercial paper and interest-bearing deposits	1,794	1,912	2,283	5,959	6,106
Securities available for sale	912	1,093	850	2,901	2,582
Other investments	550	772	811	2,154	2,664
Total interest and dividend income	33,037	35,896	34,714	105,180	101,394
Interest Expense
Deposits	5,971	6,321	4,404	18,145	10,761
Borrowings	1,757	2,541	3,741	7,619	10,691
Total interest expense	7,728	8,862	8,145	25,764	21,452
Net Interest Income	25,309	27,034	26,569	79,416	79,942
Provision for Loan Losses	5,400	400	5,500	5,800	5,500
Net Interest Income after Provision for Loan Losses	19,909	26,634	21,069	73,616	74,442
Noninterest Income
Service charges and fees on deposit accounts	2,304	2,605	2,265	7,352	7,243
Loan income and fees	294	871	134	2,047	757
Gain on sale of loans held for sale	1,503	3,775	1,472	7,577	4,086
BOLI income	518	509	518	1,724	1,574
Other, net	1,756	1,314	1,007	4,409	2,434
Total noninterest income	6,375	9,074	5,396	23,109	16,094
Noninterest Expense
Salaries and employee benefits	14,455	14,170	13,463	42,537	39,005
Net occupancy expense	2,246	2,384	2,294	6,972	7,046
Computer services	2,023	1,985	1,980	6,032	5,724
Telephone, postage, and supplies	862	798	698	2,462	2,210
Marketing and advertising	396	641	400	1,716	1,219
Deposit insurance premiums	462	12	320	474	959
Loss (gain) on sale and impairment of REO	(15)	122	246	88	500
REO expense	250	238	200	746	548
Core deposit intangible amortization	334	373	488	1,118	1,580
Other	3,890	3,318	2,889	10,332	7,928
Total noninterest expense	24,903	24,041	22,978	72,477	66,719
Income Before Income Taxes	1,381	11,667	3,487	24,248	23,817
Income Tax Expense	188	2,476	185	5,060	4,684
Net Income	$1,193	$9,191	$3,302	$19,188	$19,133

Per Share Data

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2020	2019	2019	2020	2019
Net income per common share:(1)
Basic	$0.07	$0.54	$0.19	$1.12	$1.07
Diluted	$0.07	$0.52	$0.18	$1.08	$1.02
Average shares outstanding:
Basic	16,688,646	16,906,457	17,506,018	16,898,391	17,811,962
Diluted	17,258,428	17,567,680	18,197,429	17,524,252	18,528,161
Book value per share at end of period	$23.71	$23.61	$22.29	$23.71	$22.29
Tangible book value per share at end of period (2)	$22.15	$22.08	$20.77	$22.15	$20.77
Cash dividends declared per common share	$0.07	$0.07	$0.06	$0.20	$0.12
Total shares outstanding at end of period	17,101,954	17,664,384	18,265,535	17,101,954	18,265,535
__________________________________________________
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliation tables below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2020	2019	2019	2020	2019
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.14%	1.02%	0.39%	0.72%	0.76%
Return on equity (ratio of net income to average equity)	1.15	8.87	3.24	6.19	6.21
Tax equivalent yield on earning assets(2)	4.12	4.34	4.42	4.30	4.36
Rate paid on interest-bearing liabilities	1.16	1.27	1.23	1.25	1.11
Tax equivalent average interest rate spread (2)	2.96	3.07	3.19	3.05	3.25
Tax equivalent net interest margin(2) (3)	3.16	3.27	3.39	3.25	3.45
Average interest-earning assets to average interest-bearing liabilities	121.79	119.53	119.70	120.22	120.81
Operating expense to average total assets	2.84	2.66	2.69	2.72	2.64
Efficiency ratio	78.60	66.58	71.88	70.69	69.47
Efficiency ratio - adjusted (4)	77.85	66.05	71.19	70.09	68.84
_____________________________
(1)Ratios are annualized where appropriate.
(2)The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.
(3)Net interest income divided by average interest-earning assets.
(4)See Non-GAAP reconciliation tables below for adjustments.

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Asset quality ratios:
Nonperforming assets to total assets(1)	0.47%	0.45%	0.37%	0.38%	0.41%
Nonperforming loans to total loans(1)	0.59	0.56	0.43	0.38	0.43
Total classified assets to total assets	0.86	0.90	0.84	0.89	1.00
Allowance for loan losses to nonperforming loans(1)	171.40	154.48	195.88	206.90	215.46
Allowance for loan losses to total loans	1.01	0.86	0.85	0.79	0.92
Allowance for loan losses to total gross loans excluding acquired loans(2)	1.07	0.92	0.92	0.85	0.99
Net charge-offs (recoveries) to average loans (annualized)	0.09	(0.05)	0.02	0.47	0.38
Capital ratios:
Equity to total assets at end of period	11.43%	12.02%	11.30%	11.76%	11.78%
Tangible equity to total tangible assets(2)	10.76	11.33	10.63	11.06	11.06
Average equity to average assets	11.80	11.52	11.54	11.72	11.93
__________________________________________

(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At March 31, 2020, there were $7.2 million of restructured loans included in nonaccruing loans and $7.7 million, or 49.3% of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.
(2)See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended March 31,
	2020			2019
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,669,796	$30,086	4.51%	$2,650,155	$31,083	4.69%
Commercial paper and deposits in other banks	378,296	1,794	1.90%	337,522	2,283	2.71%
Securities available for sale	154,108	912	2.37%	139,898	850	2.43%
Other interest-earning assets(3)	37,877	550	5.81%	46,756	811	6.94%
Total interest-earning assets	3,240,077	33,342	4.12%	3,174,331	35,027	4.42%
Other assets	265,139			246,858
Total assets	$3,505,216			$3,421,189
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	451,335	412	0.36%	463,807	332	0.29%
Money market accounts	792,313	1,916	0.97%	701,692	1,408	0.80%
Savings accounts	159,641	50	0.12%	188,848	58	0.12%
Certificate accounts	783,758	3,593	1.83%	627,444	2,606	1.66%
Total interest-bearing deposits	2,187,047	5,971	1.09%	1,981,791	4,404	0.89%
Borrowings	473,319	1,757	1.48%	670,142	3,741	2.23%
Total interest-bearing liabilities	2,660,366	7,728	1.16%	2,651,933	8,145	1.23%
Noninterest-bearing deposits	342,581			298,118
Other liabilities	88,725			63,015
Total liabilities	3,091,672			3,013,066
Stockholders' equity	413,544			408,123
Total liabilities and stockholders' equity	$3,505,216			$3,421,189

Net earning assets	$579,711			$522,398
Average interest-earning assets to
average interest-bearing liabilities	121.79%			119.70%
Tax-equivalent:
Net interest income		$25,614			$26,882
Interest rate spread			2.96%			3.19%
Net interest margin(4)			3.16%			3.39%
Non-tax-equivalent:
Net interest income		$25,309			$26,569
Interest rate spread			2.92%			3.14%
Net interest margin(4)			3.12%			3.35%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $305 and $313 for the three months ended March 31, 2020 and 2019, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning assets.

	For the Nine Months Ended March 31,
	2020			2019
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,734,249	$95,045	4.63%	$2,608,485	$90,918	4.65%
Commercial paper and deposits in other banks	362,598	5,959	2.19%	323,966	6,106	2.51%
Securities available for sale	152,798	2,901	2.53%	148,645	2,582	2.32%
Other interest-earning assets(3)	42,662	2,154	6.73%	44,453	2,664	8.02%
Total interest-earning assets	3,292,307	106,059	4.30%	3,125,549	102,270	4.36%
Other assets	266,097			245,360
Total assets	$3,558,404			$3,370,909
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	449,560	1,105	0.33%	463,035	903	0.26%
Money market accounts	765,492	5,760	1.00%	689,363	3,630	0.70%
Savings accounts	166,711	153	0.12%	197,929	189	0.13%
Certificate accounts	769,073	11,127	1.93%	573,647	6,039	1.40%
Total interest-bearing deposits	2,150,836	18,145	1.12%	1,923,974	10,761	0.75%
Borrowings	587,822	7,619	1.73%	663,157	10,691	2.15%
Total interest-bearing liabilities	2,738,658	25,764	1.25%	2,587,131	21,452	1.11%
Noninterest-bearing deposits	336,496			310,304
Other liabilities	70,175			62,830
Total liabilities	3,145,329			2,960,265
Stockholders' equity	413,075			410,645
Total liabilities and stockholders' equity	$3,558,404			$3,370,910

Net earning assets	$553,649			$538,418
Average interest-earning assets to
average interest-bearing liabilities	120.22%			120.81%
Tax-equivalent:
Net interest income		$80,295			$80,818
Interest rate spread			3.05%			3.25%
Net interest margin(4)			3.25%			3.45%
Non-tax-equivalent:
Net interest income		$79,416			$79,942
Interest rate spread			3.01%			3.22%
Net interest margin(4)			3.22%			3.41%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $879 and $876 for the nine months ended March 31, 2020 and 2019, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Retail consumer loans:
One-to-four family	$487,777	$417,255	$396,649	$660,591	$658,723
HELOCs - originated	144,804	142,989	141,129	139.435	133,203
HELOCs - purchased	82,232	92,423	104,324	116,972	128,832
Construction and land/lots	80,765	71,901	85,319	80,602	76,153
Indirect auto finance	135,449	142,533	147,808	153,448	162,127
Consumer	11,576	11,102	11,400	11.416	19,374
Total retail consumer loans	942,603	878,203	886,629	1,162,464	1,178,412
Commercial loans:
Commercial real estate	990,693	998,019	990,787	927,261	892,383
Construction and development	249,714	223,839	203,494	210,916	214,511
Commercial and industrial	164,539	152,727	158,706	160,471	154,471
Equipment finance	198,962	185,427	154,479	132,058	109.175
Municipal leases	115,992	115,240	114,382	112,016	112,067
Total commercial loans	1,719,900	1,675,252	1,621,848	1,542,722	1,482,607
Total loans	2,662,503	2,553,455	2,508,477	2,705,186	2,661,019
Deferred loan costs (fees), net	1,021	1,086	253	4	(372)
Total loans, net of deferred loan fees	2,663,524	2,554,541	2,508,730	2,705,190	2,660,647
Allowance for loan losses	(26,850)	(22,031)	(21,314)	(21,429)	(24,416)
Loans, net	$2,636,674	$2,532,510	$2,487,416	$2,683,761	$2,636,231
Deposits

(Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Core deposits:
Noninterest-bearing accounts	$322,812	$327,320	$327,371	$294,322	$301,083
NOW accounts	496,561	457,428	449,623	452,295	477,637
Money market accounts	801,424	815,949	769,000	691,172	692,102
Savings accounts	169,792	167,520	169,872	177,278	192,754
Total core deposits	1,790,589	1,768,217	1,715,866	1,615,067	1,663,576
Certificates of deposit	764,198	789,552	778,328	712,190	644,819
Total deposits	$2,554,787	$2,557,769	$2,494,194	$2,327,257	$2,308,395

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	March 31,	December 31,	March 31,	March 31,	March 31,
	2020	2019	2019	2020	2019
Noninterest expense	$24,903	$24,041	$22,978	$72,477	$66,719

Net interest income	$25,309	$27,034	$26,569	$79,416	$79,942
Plus noninterest income	6,375	9,074	5,396	23,109	16,094
Plus tax equivalent adjustment	305	290	313	879	877
Net interest income plus noninterest income – as adjusted	$31,989	$36,398	$32,278	$103,404	$96,913
Efficiency ratio - adjusted	77.85%	66.05%	71.19%	70.09%	68.84%
Efficiency ratio	78.60%	66.58%	71.88%	70.69%	69.47%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Total stockholders' equity	$405,440	$416,995	$413,068	$408,896	$407,230
Less: goodwill, core deposit intangibles, net of taxes	26,701	26,959	27,246	27,562	27,908
Tangible book value (1)	$378,739	$390,036	$385,822	$381,334	$379,322
Common shares outstanding	17,101,954	17,664,384	17,818,145	17,984,105	18,265,535
Tangible book value per share	$22.15	$22.08	$21.65	$21.20	$20.77
Book value per share	$23.71	$23.61	$23.18	$22.74	$22.29
(1) Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
	(Dollars in thousands)
Tangible equity(1)	$378,739	$390,036	$385,822	$381,334	$379,322
Total assets	3,548,033	3,470,232	3,655,309	3,476,178	3,457,737
Less: goodwill, core deposit intangibles, net of taxes	26,701	29,959	27,246	27,562	27,908
Total tangible assets(2)	$3,521,332	$3,443,273	$3,628,063	$3,448,616	$3,429,829
Tangible equity to tangible assets	10.76%	11.33%	10.63%	11.06%	11.06%
(1) Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2) Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans (excluding net deferred loan fees) and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Total gross loans receivable (GAAP)	$2,662,503	$2,553,455	$2,508,477	$2,705,186	$2,661,019
Less: acquired loans	176,971	186,970	206,937	214,046	223,101
Adjusted loans (non-GAAP)	$2,485,532	$2,366,485	$2,301,540	$2,491,140	$2,437,918

Allowance for loan losses (GAAP)	$26,850	$22,031	$21,314	$21,429	$24,416
Less: allowance for loan losses on acquired loans	182	152	194	201	201
Adjusted allowance for loan losses	$26,668	$21,879	$21,120	$21,228	$24,215
Adjusted allowance for loan losses / Adjusted loans (non-GAAP)	1.07%	0.92%	0.92%	0.85%	0.99%